EXHIBIT 99.1
                               PRESS RELEASE OF REGISTRANT DATED JANUARY 9, 2003

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                             LIGHTPATH TECHNOLOGIES
                  PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
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                  LIGHTPATH RECEIVES FAVORABLE NASDAQ DECISION

(JANUARY, 9 2003) ORLANDO, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies, announced today projected second quarter fiscal 2003 sales of approximately $1.65 million. The resulting operational cash flow loss for the second quarter is projected to be approximately ($2.0) million (excluding litigation expenses associated with shareholder settlements and restructuring costs for the Albuquerque consolidation) as compared to operation cash flow loss of ($2.3) million in the first quarter with substantially equal revenue. Total cash flow used for the period is estimated at approximately ($2.7) million. LightPath estimates having $6.3 million cash on hand at the end of the fiscal second quarter.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "This second quarter continued to be difficult for LightPath and for the entire optics industry. The broad application of our products into various markets including industrial, medical, defense, test and measurement has differentiated LightPath from other optic component manufacturers who continue to be focused solely on the telecom market. Our challenge is to increase revenue while reducing expenses and we will continue to meet that challenge. To stimulate top line growth, over the last few months LightPath has established seven distributors in Europe and Israel as well as additional manufacturing representatives in North America that have the customer base, talent and experience to enable new business opportunities in all optical markets. We continue to focus on cost reduction through automation and operational efficiencies."

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Mr. Brizel continued, "As the Company stated previously, demand is uncertain and
LightPath would need modest revenue growth to be at breakeven operational cash flow by the end of fiscal 2003. To meet our revenue and cash flow targets, it is important that each product line contribute sustainable growth and generate positive cash flow over the long term. We continue to see strong growth prospects from our customers across many market segments for our Lens Products
and   Assemblies,   but  continue  to  experience  a  lack  of  visibility   and
corresponding revenue growth for our Isolator and Collimator product lines due to the present telecom environment. Collimator technologies were developed in LightPath's Albuquerque location and consolidated in Orlando during our first two fiscal quarters, allowing us to reduce operating costs, continue to deliver products to key customers and maintain the technology. At this time the Isolator product line is burning $600K cash per quarter with no significant sales upside to reduce the cash flow, we are quickly evaluating strategic alternatives for the Isolator business. Under any business decision made, LightPath intends to retain certain patent and technology rights and will continue to have capability in Orlando."

On December 5, 2002, LightPath met with the Nasdaq Listing Panel to review the company's business and its plan to raise the bid ask price above $1 required to maintain listing on the Nasdaq National Market through a reverse stock split. The panel informed LightPath on January 7, 2003 that it was of the opinion that the company presented a definitive plan that would enable it to evidence compliance with all requirements for continued listing on the Nasdaq National Market within a reasonable period of time and sustain compliance with those requirements over the long term. LightPath intends to file a proxy statement by January 17, 2003 in order to obtain shareholder approval by February 27, 2003, subject to SEC review. The proxy will ask shareholder approval for up to an 8 to 1 reverse split as approved by the LightPath board of directors on January 6, 2003. The company will set the record date for the special meeting after it has filed the preliminary proxy.

Ken Brizel concluded, "Our customers and our employees continue to be excited and energized about our products, supporting technologies and our future."

LightPath will formally announce its second quarter 2003 financial results before the market opens on January 30, 2003, followed by a conference call and simultaneous audio webcast at 10:30 a.m. EDT. The webcast may be accessed through LightPath.com, investor relations.

LightPath manufactures optical products including precision molded aspheric optics, proprietary collimator assemblies, GRADIUM(R) glass products, laser components utilizing proprietary automation technology, higher level assemblies and packaging solutions. The Company has 55 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 24 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:          Ken Brizel, President & CEO of LightPath
                   Todd Childress, CFO of LightPath
                   LightPath Technologies, Inc. (407) 382-4003
                   Internet: www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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